EXHIBIT 99.1

Aebi Schmidt Group shareholders approve all proposals submitted by the Board of Directors at the 2026 Annual General Meeting; Company’s Board of Directors declares quarterly dividend of $0.025 per share

  Shareholders elect Barend Fruithof as Chair of the Board of Directors and elect all other members of the Board of Directors standing for re-election
  Shareholders approve all other proposals submitted by the Board of Directors, including an annual dividend of up to $0.10 per share
  Board of Directors declares dividend of $0.025 per share

FRAUENFELD, Switzerland, May 21, 2026 (GLOBE NEWSWIRE) -- At today’s first Annual General Meeting (the “2026 AGM”) of Aebi Schmidt Holding AG (NASDAQ: AEBI) (“Aebi Schmidt Group” or the “Company”), the shareholders approved all proposals submitted by the Board of Directors (the “Board”). Following the 2026 AGM, the Board declared a quarterly dividend of $0.025 per share.

Election of the Board of Directors and Other Proposals

Shareholders elected Barend Fruithof as Chair of the Board. Mr. Fruithof currently serves as Group CEO of the Company and was previously Vice Chair of the Board. Additionally, shareholders elected all other members of the Board who stood for re-election.

The Company’s shareholders approved all other proposals submitted by the Board, including an annual dividend of up to $0.10 per share, which the Board expects to pay in four quarterly instalments of $0.025 each.

For a detailed listing of all proposals at the 2026 AGM, please visit the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors.

Declaration of Quarterly Dividend

Following the 2026 AGM, the Board declared a quarterly dividend of $0.025 per share. The dividend is payable on June 25, 2026, to shareholders of record at the close of business on June 5, 2026.

The payment source for the dividend is Switzerland. Under Swiss law, the dividend is a return of capital, fully paid out of reserves from capital contributions and therefore tax free for Swiss shareholders. For all non-Swiss shareholders, the dividend is a return of capital or non-U.S. source income.

Media contact
Tina Fischer, Corporate Communication
media@aebi-schmidt.com
Phone: +41 44 308 58 48

Investor Contact
Simone Grancini, Director Investor Relations
investor.relations@aebi-schmidt.com
Phone: +41 44 308 58 77	Further information https://www.aebi-schmidt.com https://www.youtube.com/AebiSchmidtGroup https://media.aebi-schmidt.com (pictures, logos)

About Aebi Schmidt Group

Aebi Schmidt Group (NASDAQ: AEBI) is a world-class specialty vehicles leader, positioned to accelerate growth and drive exceptional value. The Company is headquartered in Switzerland, employs approximately 6,000 employees, and operates production facilities and service and upfit centers across Europe and North America.